CONSULTANT AGREEMENT
FOR BUSINESS DEVELOPMENT
IN THE REPUBLIC OF ALBANIA

This Consultant Agreement for Business Development in the Republic of Albania ("***Agreement***") is made and entered into by and between Sky Petroleum, Inc., a Nevada corporation ("***Company***") and Orsett Ventures Inc., a British Virgin Islands company ("***Consultant***"), effective the 12th day of May, 2010 (the "***Effective Date***"). Consultant and Company are referred to herein as the "***Parties***."

WHEREAS, Consultant represents to Company that it has the experience, know-how, qualifications, authority and expertise to provide consultation and advice to Company with respect to the acquisition and development of certain oil and gas properties and projects referred to below in **Appendix C** attached to this Agreement as the First Concessions and the Amonica Field and the Second Qualifying Assets (the "***Business***") in the Republic of Albania (the "***Territory***");

WHEREAS, Consultant has significant experience related to the Business and has special knowledge related to the language, customs and business culture in the Territory that are expected to benefit the Company in connection with the Business;

WHEREAS, Company desires to retain Consultant as an independent consultant to use Consultant's experience, know-how, qualifications and expertise to acquire and negotiate the acquisition of oil and gas properties and projects in the Territory during the Term (as defined herein) and under terms and conditions set forth in this Agreement;

WHEREAS, Consultant desires to serve as an independent consultant and to provide consulting services and expertise related to the Business in the Territory for the consideration set forth in this Agreement; and

WHEREAS, to retain Consultant's services and expertise in the Business and to provide for payment to Consultant for the services to be rendered to Company, Company and Consultant also agree to enter into concurrently with the execution and delivery of the First Qualifying Agreement an Escrow Agreement (the "***Escrow Agreement***"), in substantially the form of **Appendix D** attached to this Agreement.

NOW THEREFORE, in consideration of the mutual promises, warranties and representations hereinafter set forth, Company and Consultant agree as follows:

1. <u>TERM</u>

The term of this Agreement will be from May 1, 2010 through April 30, 2011 (the "***Term***"), unless extended by mutual agreement of the Parties or unless earlier terminated as hereinafter provided.

2. TERRITORY

Consultant's services conducted for Company, and the Company's obligations, hereunder shall be conducted only with respect to the Business and in the Territory.

3. DUTIES OF CONSULTANT

Except as otherwise expressly provided below, during the Term:

3.1. Consultant shall perform the work and services ("***Services***") set out in **Appendix A** attached hereto and made a part hereof.

3.2. All Services will be performed solely by shareholders, officers, directors or employees of Consultant (each, a "***Consultant Affiliate***") and, subject to the obligations of Company under Section 9.7, Consultant shall disclose to Company in writing the names, job titles, qualifications and experience of each such Consultant Affiliate. Consultant shall, at its own expense, pay all fees arising out of its performance of this Agreement. Consultant Affiliates performing work for Consultant in accordance with this Agreement will be employees of Consultant, and Consultant is solely responsible for payment of all salaries, compensation, payroll taxes, benefits, worker's compensation, trust fund contributions and other deductions, withholdings and contributions under applicable laws and agreements pertaining to other persons performing work for Consultant in accordance with this Agreement. Company shall not be responsible for any such payments, benefits, contributions, deductions or withholdings with regard to employees of Consultant.

3.3. Consultant and Consultant Affiliates shall perform Services diligently and in accordance with sound and generally accepted industry standards and all applicable laws. During the Term of this Agreement, Consultant and Consultant Affiliates shall devote such portion of its/their time, attention, skill and energy to the Company as may be reasonably required to perform the Services required by this Agreement, and shall assume and perform to the best of its/their ability such of the Services required under this Agreement or as the Company shall request from Consultant from time to time under the terms of this Agreement.

3.4. Consultant and Consultant Affiliates shall avoid any impropriety or conflicts that would reasonably be expected to have a material adverse affect on the Company or the Business. Consultant and Consultant Affiliates shall act in Company's best interests in the furtherance of the Business and shall not (i) make representations about the Company or its business that are untrue, misleading or inconsistent with written materials prepared by Company, (ii) disparage any competitor of Company or (iii) take any other action that would reasonably be expected to damage the reputation or goodwill of the Company.

3.5. Consultant and Consultant Affiliates shall perform the Services related to the Business in the Territory exclusively for the benefit of Company. In no event shall Consultant or any Consultant Affiliate perform services for projects that compete directly with the Business or that conflict with Consultant's performance

of Services under this Agreement. Nothing in this Agreement shall restrict Consultant or any Consultant Affiliate from (i) performing similar services for itself, any Consultant Affiliate or any other company in connection with projects that do not directly compete with Company in the acquisition and development of oil and gas properties in the Territory, (ii) engaging in any business in which it is engaged today in connection with any project in the Territory other than the acquisition and development of oil and gas properties in the Territory and (iii) building, operating or providing financing for refinery capacity in the Territory for oil or gas. Neither Consultant nor any Consultant Affiliate is now under any obligation of a contractual or other nature to any person, firm, corporation or other entity which is inconsistent or in conflict with this Agreement, or which would prevent, limit or impair the execution of this Agreement or the performance by Consultant of Consultant's obligations hereunder.

The restrictions set forth above in this Section 3.4 shall survive the termination of this Agreement for a period of one (1) year, unless this Agreement is terminated by Consultant as a For Cause Termination pursuant to Section 10.1, in which case no restriction shall apply to Consultant.

3.6. Consultant shall be solely responsible for the payment of all federal, state or local taxes payable with respect to all amounts paid to Consultant under this Agreement; *provided, however*, that if a taxing authority determines in writing that Company is liable for collection and/or remittance of any such taxes, Company may withhold compensation payable under this Agreement in such amount as may be reasonably be estimated to provide for such remittance of taxes by Company and Consultant shall promptly reimburse Company for all such additional payments that Company has theretofore made.

3.7. Consultant shall maintain reasonably complete written records of its activities undertaken on behalf of Company in connection with the Services, such records to be the property of Company, and Consultant shall submit written reports to Company for additional records at such times as Company may reasonably request but not more frequently than twice each calendar month unless reasonably required to negotiate and facilitate the First Qualifying Agreement and/or Second Qualifying Agreement. Consultant will provide requested information to the extent it has developed such information within the scope of the Services. Consultant shall retain all such records for not less than two years after the Term. Company may audit any and all such records of Consultant at any time or times during normal business hours on reasonable notice during the Term and during the three-year period after the Term.

4. WARRANTIES, REPRESENTATIONS, COVENANTS AND ETHICAL OBLIGATIONS OF THE PARTIES

4.1 Consultant, on its own behalf and on behalf of each Consultant Affiliate, warrants, represents and acknowledges that:

(a) Consultant is a corporation duly incorporated, validly existing and in good standing under the laws of the British Virgin Islands, with the requisite power and authority to carry on its business as currently conducted. Consultant is in not in violation of any of the provisions of its articles of incorporation, bylaws or other organizational documents. Consultant is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not result in a material adverse effect on the legality, validity or enforceability of this Agreement or the Escrow Agreement.

(b) Consultant has the requisite corporate power and authority to enter into and to consummate the transactions contemplated by this Agreement and the Escrow Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Escrow Agreement by Consultant, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Consultant and no further action is required by Consultant, its board of directors or any Consultant Affiliates. This Agreement constitutes, and the Escrow Agreement when executed and delivered will constitute, the valid and binding obligations of Consultant enforceable against Consultant in accordance with their respective terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) Consultant is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with its execution, delivery and performance of this Agreement or the Escrow Agreement.

(d) Consultant acknowledges that the Securities (as defined herein) have not been and will not be registered under the United States Securities Act of 1933, as amended (the "***U.S. Securities Act***"), or any states securities laws and will be issued pursuant to an exemption from such registration requirements. The Securities will constitute "restricted securities" as defined in Rule 144 of the U.S. Securities Act and may only be resold pursuant to exemptions from the registration requirements of the U.S. Securities Act.

(e) All written information supplied by Consultant to Company is, to the best of Consultant's knowledge, truthful and accurate in all material respects

and shall not omit any material information, and that any information that Consultant obtains for Company shall be obtained ethically and without violation of law.

(f) Consultant and each Consultant Affiliate is qualified to assist Company under the laws of the Territory and any applicable law and that Consultant has obtained any licenses, permits or authorizations or completed any registrations required by applicable law to perform the Services.

(g) Neither Consultant nor any Consultant Affiliate is an official or employee of the Territory government (or its armed forces), an agency or state-owned company, a public international organization, an official of a political party, or a candidate for political office.

(h) Consultant has not promised, paid or offered to pay, and will not promise, pay or offer to pay, directly or indirectly, any commission or finder's or referral fee to any third party in connection with its Services for Company without Company's prior consent.

(i) In respect of any business for which Consultant provides Services to Company, neither Consultant nor any Consultant Affiliate has paid or will pay, or offered or will offer to pay, any political contributions, bribe, payment or any consideration in connection with the Services or the Business.

(j) Consultant is aware of and will comply with those laws of the United States of America ("***Company's Homeland***") which are applicable to Company's relationship with Consultant, including the Foreign Corrupt Practices Act of 1997, as amended.

(k) Consultant has not been convicted of or pleaded guilty to any criminal offense involving fraud or corruption.

(l) As of the date of this Agreement and during the Term, no official of the Territory government, any agency or state-owned company, any political party, or any public international organization, has or will own, directly or indirectly, any legal or beneficial interest in Consultant, Consultant's rights under this Agreement or Company's payments hereunder.

(m) Consultant has received a copy of Company's ethics publication, titled Sky Petroleum Code of Ethics, and Consultant will do nothing in the performance of the Services which will be in conflict with it. If there is any conflict between the provisions of this Agreement and the provisions of such Policy, the provisions of this Agreement shall prevail.

4.2 Consultant agrees and will cause each Affiliate to agree that:

(a) Consultant will not, directly or indirectly, offer, pay, or promise to pay money, nor offer, give or promise to give anything of value, directly or

indirectly, to any public official of any country or of its agencies, instrumentalities or companies, or of any public international organization, or to any directors, officers or employees of Company or any Company Affiliate, or to any political candidate, any political party, or any political party official.

(b) Consultant will, and will cause each Affiliate to, comply with applicable laws of the Company's Homeland and the Territory (except to the extent inconsistent with the laws of the Company's Homeland) and will not make or knowingly allow a third party to make any improper payments or to perform an unlawful act. Consultant will execute the Compliance Certificate attached to this Agreement as **Appendix B**, and will furnish such further compliance certificates similar in form to **Appendix B** as Company may reasonably request in writing from time to time during the Term. Failure to promptly furnish any requested certificate within 10 days of Company's written request therefor shall be deemed to be a material breach of this Agreement.

(c) Subject to the terms and conditions set forth below in this Section 4.2(c), Consultant shall defend and indemnify Company and every Company Affiliate (collectively, the "***Company Indemnified Parties***") for any fine, penalty or liability, and for any related costs (including, without limitation, court costs and attorneys' fees) ("***Losses***") arising out of (i) any material breach by Consultant or any Affiliate of any of its representations, warranties or covenants set forth in this Agreement, (ii) Consultant's or any Affiliate's willful failure to observe any applicable law (including, without limitation, laws of the Company's Homeland and of the Territory), and (iii) any willful act by Consultant or any Consultant Affiliate that causes Company or any Company Affiliate, without fault of Company or such Consultant Affiliate, to be in material violation of any applicable law.

If any Company Indemnified Party seeks indemnification under this Section with respect to any Action brought against it by a third party (a "***Third-Party Claim***"), the Company Indemnified Party shall promptly give written notice to Consultant after receiving written notice of such Third-Party Claim, describing the Third-Party Claim, the amount of any Loss related thereto (if known and quantifiable or, if not, a good faith estimate thereof), and the basis for indemnification hereunder; provided, that any failure to so notify or any delay in notifying Consultant shall not relieve Consultant of its obligations hereunder except to the extent that Consultant is materially prejudiced by such failure or delay. With respect to any Third-Party Claim which, if adversely determined, would entitle a Company Indemnified Party to indemnification pursuant to this Section, Consultant shall be entitled, at its sole cost and expense, to participate in the defense of such Third-Party Claim giving rise to the Indemnified Party's claim for indemnification. Consultant shall be entitled, at its option (subject to the limitations set forth below), to assume control and

appoint lead counsel of such defense with counsel reasonably acceptable to the Company Indemnified Party; provided, that, as a condition precedent to Consultant's right to assume control of such defense, it must first notify the Company Indemnified Party in writing within 30 days after the Company Indemnified Party has given notice of the Third-Party Claim that Consultant will indemnify the Company Indemnified Party from and against the entirety of any Losses (without any limitations) that the Company Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim. Notwithstanding the foregoing, Consultant shall not have the right to assume control of such defense, and shall pay the fees and expenses of counsel retained by the Company Indemnified Party, if the Third-Party Claim of which Consultant seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim which could reasonably be expected, in the good faith judgment of the Company Indemnified Party, to take a position or establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Company Indemnified Party or (iv) involves a claim that, in the good faith judgment of the Company Indemnified Party, Consultant failed or is failing to vigorously prosecute or defend. If Consultant does not elect to assume the control of the defense of any Third-Party Claim pursuant to this Section or if any of the conditions in this Section to which Consultant is subject is or becomes unsatisfied, the Company Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate and the Company Indemnified Party need not consult with, or obtain any consent from, Consultant in connection therewith; provided, that if the Company Indemnified Party does not obtain the prior written consent of Consultant in connection with a settlement of a Third-Party Claim, Consultant may object to any claim for indemnification by the Company Indemnified Party with respect to Losses relating thereto only on the basis that indemnifiable Losses were not suffered or sustained by the Company Indemnified Party or that the Company Indemnified Party had no reasonable basis to agree to the amount of the settlement based on the facts and circumstances known at the time. If Consultant is controlling the defense of any Third-Party Claim in accordance with this Section, the Indemnified Party shall nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to the Company Indemnified Party's claim for indemnification at the Indemnified Party's sole cost and expense. Consultant may not consent to the entry of any judgment or enter into any settlement with respect to or cease to defend such Company Third-Party Claim without the prior written consent of the Company Indemnified Party, which consent the Company Indemnified Party shall not withhold unreasonably.

4.3 Consultant will, and will cause each Affiliate to, comply with all legal obligations in the Company's Homeland applicable to Consultant and Consultant Affiliates,

including, but not limited to, reporting obligations under the Securities Exchange Act of 1934, as amended (the "***U.S. Exchange Act***"), and compliance with the U.S. Securities Act in connection with the Securities.

4.4 Neither Consultant nor any Consultant Affiliate will solicit or cause to be solicited the employment of or hire any employee of Company or circumvent any opportunity of Company for a period of one year after the end of the Term. Consultant understands that no person may trade any of the Company's securities while in possession of material non-public information. Consultant agrees that it and its Affiliates will not (i) purchase, sale or trade any of the Company's securities while in possession of material non-public information or (ii) disclose any material non-public information to others who may trade in Company's securities or recommend the purchase or sale of Company's securities to others based upon such material non-public information.

4.5 Consultant shall give prompt notice to Company if Consultant has failed to materially comply with or has breached any of its warranties, representations or obligations hereunder. The warranties and representations and obligations herein shall survive termination of this Agreement for a period ending two years after the end of the Term, unless otherwise expressly provided in this Agreement.

5. INDEPENDENT CONTRACTOR

5.1 Consultant shall perform all Services as an independent contractor and not as an employee, agent, partner or joint venturer of Company. Neither Consultant nor any Consultant Affiliate shall be an agent or employee of Company or of any Company Affiliate (as defined in Section 14.4), and neither Consultant nor any Consultant Affiliate shall have any right to bind Company.

5.2 Consultant shall not, on Company's behalf, negotiate or enter into any agreements or hold itself out as authorized to do so, nor do anything else which would obligate Company to third parties without Company's prior consent. Consultant is not authorized to act on behalf of Company or any Company Affiliate, and Consultant shall not represent to third parties that it is authorized to act on behalf of Company or any Company Affiliate without Company's prior consent.

5.3 Neither Consultant nor any Consultant Affiliate is entitled to any benefit or participate in any benefit plan that Company may provide for its employees.

6. WARRANTIES, REPRESENTATIONS AND COVENANTS OF COMPANY

6.1 To induce Consultant to enter into this Agreement and to acquire the securities of Company referred to below, Company hereby represents and warrants to Consultant that:

(a) Company is a corporation duly incorporated, validly existing and in good standing under the laws of the State of Nevada, with the requisite power and authority to own and use its properties and assets and to carry on its business as currently conducted. Company is in not in

violation of any of the provisions of its articles of incorporation, bylaws or other organizational documents. Company is duly qualified to conduct business and is in good standing as a foreign corporation or other entity in each jurisdiction in which the nature of the business conducted or property owned by it makes such qualification necessary, except where the failure to be so qualified or in good standing would not result in a material adverse effect on the legality, validity or enforceability of this Agreement or the Escrow Agreement.

(b) Company has the requisite corporate power and authority to enter into and to consummate the transactions contemplated this Agreement and the Escrow Agreement and otherwise to carry out its obligations hereunder and thereunder. The execution and delivery of this Agreement and the Escrow Agreement by Company, and the consummation by it of the transactions contemplated hereby and thereby, have been duly authorized by all necessary action on the part of Company and no further action is required by Company, its board of directors or Company's stockholders, other than in connection with the Required Approvals (as defined below). This Agreement constitutes, and the Escrow Agreement upon execution and delivery will constitute, valid and binding obligations of Company enforceable against Company in accordance with their respective terms, except (i) as limited by general equitable principles and applicable bankruptcy, insolvency, reorganization, moratorium and other laws of general application affecting enforcement of creditors' rights generally and (ii) as limited by laws relating to the availability of specific performance, injunctive relief or other equitable remedies.

(c) The execution, delivery and performance by Company of this Agreement and the Escrow Agreement, when executed and delivered in accordance with the terms of this Agreement; the issuance and sale of the shares of Company referred to in **Appendix C** to this Agreement (the "***Securities***"); and the consummation by it of the other transactions contemplated hereby and thereby do not and will not (i) conflict with or violate any provision of Company's articles of incorporation, bylaws or other organizational documents, or (ii) conflict with, or constitute a default (or an event that with notice or lapse of time or both would become a default) under, result in the creation of any lien upon any of the properties or assets of Company, or give to others any rights of termination, amendment, acceleration or cancellation (with or without notice, lapse of time or both) of, any agreement, credit facility, debt or other instrument (evidencing a Company debt or otherwise) or other understanding to which Company is a party or by which any property or asset of the Company or any Subsidiary is bound or affected, or (iii) subject to the Required Approvals (as defined herein), conflict with or result in a violation of any law, rule, regulation, order, judgment, injunction, decree or other restriction of any court or governmental authority to which Company

is subject (including United States securities laws and regulations), or by which any property or asset of Company is bound or affected.

(d) Company is not required to obtain any consent, waiver, authorization or order of, give any notice to, or make any filing or registration with, any court or other federal, state, local or other governmental authority or other Person in connection with its execution, delivery and performance of this Agreement, other than: (i) the filings required to be made with the Securities and Exchange Commission ("***SEC***") to disclose the transactions under this Agreement, (ii) application(s) to the OTC Bulletin Board or any trading market for the Securities, as applicable, and (iii) such filings as may be required to be made under applicable state securities laws and FINRA regulations (collectively, the "***Required Approvals***").

(e) The Securities are duly authorized and, when issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable, free and clear of any liens imposed by Company. Company has reserved from its duly authorized capital stock the maximum number of shares of Common Stock issuable pursuant to this Agreement upon conversion of any convertible securities referred to in this Agreement.

(f) Company has filed all reports, schedules, forms, statements and other documents required to be filed by Company under the U.S. Exchange Act, including pursuant to Section 13(a) or 15(d) thereof, for the two years preceding the date hereof (or such shorter period as the Company was required by law or regulation to file such material) (the foregoing materials, including the exhibits thereto and documents incorporated by reference therein, being collectively referred to herein as the "***SEC Reports***") on a timely basis or has received a valid extension of such time of filing and has filed any such SEC Reports prior to the expiration of any such extension. As of their respective dates, the SEC Reports complied in all material respects with the requirements of the U.S. Securities Act and the U.S. Exchange Act, as applicable. Company is not currently an issuer subject to Rule 144(i)(1)(i) or (ii) under the U.S. Securities Act.

6.2 Company shall:

(a) Not offer, pay, or promise to pay money, nor offer, give or promise to give anything of value, directly or indirectly, to any public official of any country or of its agencies, instrumentalities or companies, or of any public international organization, or to any political candidate, any political party, or any political party official.

(b) Comply with applicable laws of the Company's Homeland and the Territory (except to the extent inconsistent with the laws of the

Company's Homeland) and will not make or knowingly allow a third party to make any improper payments, or to perform an unlawful act.

6.3 To the extent not expressly prohibited by applicable law, Company shall provide Consultant with drafts of all agreements intended to be the First Qualifying Agreement or the Second Qualifying Agreement (as such terms are defined in **Appendix C** to this Agreement) at the time the same are distributed to the intended parties thereto and shall provide Consultant with copies of the executed versions thereof upon execution of such agreements.

6.4 Subject to the terms and conditions below in this Section 6.4, Company shall defend and indemnify Consultant and each Consultant Affiliate (collectively, "***Consultant Indemnified Parties***") for any Loss arising out of (i) any material breach by Company of its representations, warranties or covenants set forth in this Agreement, (ii) Company's willful failure to observe any applicable law (including, without limitation, laws of the Company's Homeland and of the Territory), and (iii) any willful act of Company that causes Consultant or any Consultant Affiliate, without fault of Consultant or such Consultant Affiliate, to be in material violation of any applicable law.

If any Consultant Indemnified Party seeks indemnification under this Section with respect to any Third-Party Claim, the Consultant Indemnified Party shall promptly give written notice to Company after receiving written notice of such Third-Party Claim, describing the Third-Party Claim, the amount of any Loss related thereto (if known and quantifiable or, if not, a good faith estimate thereof), and the basis for indemnification hereunder; *provided*, that any failure to so notify or any delay in notifying Company shall not relieve Company of its obligations hereunder except to the extent that Company is materially prejudiced by such failure or delay. With respect to any Third-Party Claim which, if adversely determined, would entitle a Consultant Indemnified Party to indemnification pursuant to this Section, Company shall be entitled, at its sole cost and expense, to participate in the defense of such Third-Party Claim giving rise to the Consultant Indemnified Party's claim for indemnification. Company shall be entitled, at its option (subject to the limitations set forth below), to assume control and appoint lead counsel of such defense with counsel reasonably acceptable to the Consultant Indemnified Party; *provided*, that, as a condition precedent to Company's right to assume control of such defense, it must first notify the Consultant Indemnified Party in writing within 30 days after the Consultant Indemnified Party has given notice of the Third-Party Claim that Company will indemnify the Consultant Indemnified Party from and against the entirety of any Losses (without any limitations) that the Consultant Indemnified Party may suffer resulting from, arising out of, relating to, in the nature of, or caused by the Third-Party Claim. Notwithstanding the foregoing, Company shall not have the right to assume control of such defense, and shall pay the fees and expenses of counsel retained by the Consultant Indemnified Party, if the Third-Party Claim of which Company seeks to assume control (i) seeks non-monetary relief, (ii) involves criminal or quasi-criminal allegations, (iii) involves a claim which could reasonably be expected, in the good faith judgment of the Consultant Indemnified Party, to take

a position or establish a precedent, custom or practice adverse to the continuing business interests or prospects of the Consultant Indemnified Party or (iv) involves a claim that, in the good faith judgment of the Consultant Indemnified Party, Company failed or is failing to vigorously prosecute or defend. If Company does not elect to assume the control of the defense of any Third-Party Claim pursuant to this Section or if any of the conditions in this Section to which Company is subject is or becomes unsatisfied, Consultant Indemnified Party may defend against, and consent to the entry of any judgment or enter into any settlement with respect to, the Third-Party Claim in any manner it may deem appropriate and the Consultant Indemnified Party need not consult with, or obtain any consent from, Company in connection therewith; *provided*, that if the Consultant Indemnified Party does not obtain the prior written consent of Company in connection with a settlement of a Third-Party Claim, Company may object to any claim for indemnification by the Consultant Indemnified Party with respect to Losses relating thereto only on the basis that indemnifiable Losses were not suffered or sustained by the Consultant Indemnified Party or that the Consultant Indemnified Party had no reasonable basis to agree to the amount of the settlement based on the facts and circumstances known at the time. If Company is controlling the defense of any Third-Party Claim in accordance with this Section, the Indemnified Party shall nonetheless have the right to participate in the defense of such Third-Party Claim giving rise to the Consultant Indemnified Party's claim for indemnification at the Indemnified Party's sole cost and expense. Company may not consent to the entry of any judgment or enter into any settlement with respect to or cease to defend such Company Third-Party Claim without the prior written consent of the Consultant Indemnified Party, which consent the Consultant Indemnified Party shall not withhold unreasonably.

7. COMPENSATION FOR SERVICES

7.1 Company shall pay Consultant, or such other person as Consultant shall direct Company in writing, as complete compensation for Services, in cash and by issuing the Securities only in accordance with the terms of **Appendix C** attached hereto and made a part hereof.

7.2 Consultant shall bear all expenses of its Affiliates and its own staff and facilities required to perform the Services under this Agreement.

8. ASSIGNMENT

8.1 Consultant shall not delegate or assign any of its rights or obligations under this Agreement other than to a Consultant Affiliate without the prior consent of Company, which may be withheld by Company in its sole discretion. Any purported delegation or assignment by Consultant of any rights or obligations under this Agreement without Company's prior consent shall be void from the time of such delegation or transfer, and shall be a material breach of this Agreement.

8.2 Company may assign its rights and obligations hereunder to any of its Affiliates or to any of its co-ventures in or interested in the Territory upon prior written notice to Consultant; *provided*, that the obligations of Company set forth in **Appendix C** to this Agreement shall not be assignable. Company may not assign any of its rights hereunder to any third party other than those referred to in the preceding sentence without Consultant's prior written consent; provided, that no written consent shall be required in merger, acquisition, reorganization or other change of control transaction involving Company that is approved by a majority of the Company's shareholders under which the acquiring company assumes Company's obligations to issue and deliver securities in lieu of the Securities.

9. CONFIDENTIALITY

9.1 Consultant and each Consultant Affiliate shall keep confidential all information provided by Company or any Company Affiliate which is designated as proprietary or confidential or developed by Consultant hereunder. Such information shall be the property of Company or the appropriate Company Affiliate. Consultant shall not disclose any such proprietary or confidential information to any third party except with Company's prior written consent. Company shall own all intellectual property rights and copyrights in such information. This obligation shall not apply to information which (a) is or becomes part of the public domain or is publicly disclosed by a source other than Consultant, (b) is or has been disclosed to Consultant from a source other than Company without violation of any obligation of confidentiality or (c) is independently developed by Consultant other than for purposes of this Agreement prior to Consultant's receipt of such information from Company.

9.2 Consultant may not make any announcement or release any information with respect to this Agreement or Services without Company's prior consent, except to the extent that Company has previously disclosed such information.

9.3 Consultant shall not use Company's trademarks in any way without Company's prior consent.

9.4 Upon termination of the Agreement or upon request of Company, Consultant shall return to Company all materials furnished by Company or any Company Affiliate, and Consultant shall surrender all information or data developed by Consultant hereunder, unless otherwise agreed by Consultant and Company.

9.5 Either Company or Consultant may disclose this Agreement, including its compensation provisions, to any government agency that regulates Company, including, without limitation, the SEC and the government of the Territory and the Company's Homeland, and as may be reasonably required under applicable law.

9.6 Consultant shall not take any photographs, videos or other recording of Company's property without Company's consent, except as may be reasonably required for Consultant to provide the services.

9.7 Company may not disclose the identity of any Consultant Affiliate without the prior written consent of Consultant, unless such identity has previously been disclosed to the public without violation of any obligation of confidentiality and except as may be required by applicable law; provided, that prior to any such disclosure by Company or Company Affiliate, Company shall have given Consultant at least four business days' notice of such intended disclosure.

9.8 The obligations in this Article 9 shall survive termination of this Agreement for three (3) years.

10. TERMINATION

10.1 This Agreement may be terminated for cause ("***For Cause***") at any time without prior notice as follows (each, a "***For Cause Termination***"):

(a) Company may terminate the Agreement For Cause if Consultant or any Consultant Affiliate is in material breach of or fails to materially comply with any of the warranties, representations or obligations in Section 3, Section 4, Section 5, Section 8.1 or Section 9 of this Agreement;

(b) Consultant may terminate this Agreement For Cause if Company is in material breach of or fails to materially comply with any of the warranties, representations or obligations in Section 6, Section 7 or Section 8.2 of this Agreement;

(c) either Company or Consultant may terminate this Agreement For Cause if the other Party is a material breach of any material provision of this Agreement other than Sections 3, 4, 5, 6, 7, 8 or 9 of this Agreement, which may be terminated in accordance with Sections 10.1(a) or 10.1(b), as applicable;

(d) either Company or Consultant may terminate this Agreement For Cause if any information provided in writing by one party to the other party is discovered to be materially false or misleading;

(e) either Company or Consultant may terminate this Agreement For Cause if there is entered a final, non-appealable determination by a court with proper jurisdiction that any material provision of this Agreement violates any applicable law and as a result is no longer a binding agreement; and

(f) either Company or Consultant may terminate this Agreement For Cause if the other party is subject to insolvency or bankruptcy proceeding or action, including, without limitation, (a) the application for or consent to the appointment of a receiver, trustee, or liquidator of it or all or a substantial part of its assets; (b) the voluntary filing of a petition seeking liquidation, reorganization, or rearrangement, or taking advantage of and bankruptcy, insolvency, debtor's relief or other similar law; (c) the making of a general assignment for the benefit of creditors; (d) the admission of its inability to pay its debts generally as they become due, or the filing of an answer or

the acquiescence in any reorganization, conservatorship, or other similar proceeding under any bankruptcy, insolvency, debtor's relief, or other similar law; (e) the concealment, removal, or diversion of all or any part of the assets of a party with the intent to delay, hinder, or defraud its creditors; or (f) the transfer of assets to one or more creditors at a time when other creditors similarly situated have not been paid.

If either party terminates this Agreement For Cause as set forth above, it shall give the other party prompt written notice specifying in reasonable detail the basis for termination, and (except for termination based on Section 10.2(e) or (f), the other party shall have the right to cure the alleged default for a period of 30 days, or, if such default cannot be cured within such 30 day period, to take substantial steps toward the cure of such default in as short a time as practicable in the circumstances. Upon termination of this Agreement For Cause, the terminating party shall have full rights to remedies and relief as provided under applicable law against the other party for damages actually suffered or for equitable relief as the case may be. Consultant's entitlement to compensation in cash or by issuance of Securities shall not be affected by any For Cause Termination by Consultant so long as (a) the conditions to payment of compensation as set forth in **Appendix C** are satisfied within six months of the Without Cause Termination and (b) Consultant and any Consultant Affiliate agree not to perform services, directly or indirectly, for other companies for the First Concession and Amonica Field (if payment is made or sought in connection with the First Qualifying Agreement) or the Second Qualifying Assets (if payment is made or sought in connection with the Second Qualifying Agreement), as applicable. Consultant shall not be entitled to any compensation in the event of a For Cause Termination by Company.

10.2 In the event of a For Cause Termination, the provisions for audit rights, confidentiality, arbitration, and indemnities shall survive termination for the periods provided in this Agreement.

11. CHOICE OF LAW AND FORUM; RESOLUTION OF DISPUTES

11.1 This Agreement and the rights and obligations of the parties hereunder shall be governed by and interpreted in accordance with the internal laws of the State of Texas, United States of America, without regards to conflicts of laws principles, except for any statute of the United States of America which would require application of another country's law.

11.2 All disputes relating to or arising out of this Agreement shall be finally settled under the Rules of Conciliation and Arbitration of the International Chamber of Commerce by three arbitrators, of whom Company shall select one, Consultant shall select another and the two arbitrators so selected shall select the third. The place of arbitration shall be Austin, Texas and the language of arbitration shall be English. The parties waive any right to appeal to the court given under Section 45, Section 69 or any other Section of the Arbitration Act 1996.

11.3 In no event shall either party be liable to the other for any consequential, indirect, incidental, or punitive damages arising out of, or in connection with, this Agreement.

12. AGREEMENT MONITOR

The agreement monitor designated in Section 13 shall be Consultant's primary point of contact with Company and is responsible for reviewing Consultant's invoices and performance hereunder. Company shall issue instructions and requests for Services through the agreement monitor. Consultant shall respond to the agreement monitor.

13. NOTICES AND COMMUNICATIONS

All notices, consents and other communications provided for herein shall be in writing and shall be properly given when delivered in person or when sent by facsimile or e-mail to the following addresses:

To Company:

Name:	Mr. Karim Jobanputra [agreement monitor]
Title:	Chief Executive Officer
Company:	Sky Petroleum, Inc.
Address:	401 Congress Avenue, Suite 1540 Austin, TX 78701
Phone:	+ 1-512-687-3427
Email:	karim@skypete.com

To Consultant:

Company:	Orsett Ventures, Inc.
Address:	c/o Arias, Fabrega & Fabrega Trust Co. BVI Limited 325 Waterfront Drive, Omer Hodge Building, 2nd Floor Wickham's Cay, Road Town, Tortola, BVI
Phone:	
Email:	
Attention:	Chairman

Notices will be deemed effective on delivery for personal delivery, 24 hours after transmission by facsimile or e-mail and 72 hours after transmission by reputable international delivery service. Either party may change the above addresses and numbers by giving notice of the change to the other party.

14. MISCELLANEOUS

14.1 This Agreement (together with the Escrow Agreement) is the entire agreement between the parties with respect to the subject matter hereof, and no prior promises or agreements, written or oral, express or implied, shall be of any force or effect.

14.2 This Agreement may be modified or amended only by written instrument executed by both parties.

14.3 No waiver by either party of any default or breach by the other party shall be construed as a waiver of any future default or breach. No waiver of breach or default shall be implied from the acceptance of any payment or service.

14.4 Except as stated in the last sentence of this Section, "Company Affiliate" means a company, partnership or other legal entity which controls, or is controlled by, or which is controlled by an entity which controls, Company. Control means the ownership directly or indirectly of 50 percent or more of the voting rights in a company, partnership or legal entity. The term "Consultant Affiliate" shall have the meaning given it in Section 3.2.

14.5 The headings used in this Agreement are for convenience only and shall not be used for purposes of construction or interpretation.

IN WITNESS WHEREOF, the undersigned have entered into the Agreement, intending to be legally bound thereby.

Executed this 12th day of May, 2010.

COMPANY

Sky Petroleum, Inc.

____
Karim Jobanputra, Chief Executive Officer

CONSULTANT

Orsett Ventures, Inc.

____

By: ___________________________

Its: ____________________________

APPENDIX A

TO CONSULTANT AGREEMENT FOR BUSINESS DEVELOPMENT IN THE REPUBLIC OF ALBANIA

Any work or services pursuant to this Agreement that Consultant performs for Company or any Affiliate of the Company during the Term shall be considered Services under this Agreement. Any goods or documents that Consultant provides to Company or any Affiliate of the Company in connection with such Services shall be considered as provided under this Agreement.

SERVICES

Consultant shall perform the following Services without specific request from Company:

a. Consultant will identify oil and gas properties that may be available for acquisition by the Company within the Territory.

b. The Consultant will provide the Company with technical or commercial advice regarding oil and gas properties and assistance at the request and direction of the Company.

c. Provide general advice regarding prevailing commercial practices and social customs in the Territory.

d. Keep Company and its Affiliates fully informed of the potential for developing Business in the territory.

e. Report on general industry activity.

f. Analyze competitive factors to provide Company with information to successfully develop Business in the Territory.

g. Consultant will provide technical assistance and analysis reasonably required to prepare and submit investment plan(s) to facilitate the acquisition of the First Concessions and the Amonica Field as contemplated under the First Qualifying Agreement and the Second Qualifying Assets as contemplated under the Second Qualifying Agreement, including one or more defined offers for the investment to be carried and terms for one or more Production Sharing Agreements in the form of mandated in the "Petroleum Law", No.7746, date 28.07.1993 and the document "Albanian Legislation and the Framework for Petroleum Exploration and Production" (collectively, the "***Plans***").

Consultant shall perform these Services as often as circumstances may require.

Consultant shall perform the following Services at the request of Company communicated through the agreement monitor:

1. Accompany employees of Company or its Affiliates on business trips.

2. Act as an interpreter and provide translation services.

3. Provide introductions, contacts and liaison services with the Territory government ministries or agencies.

4. Assist Company or its Affiliates in the negotiation and administration of relevant contracts.

5. Provide advice and assistance in obtaining and maintaining such government permits, licenses and approvals as may be necessary or desirable in connection with the Business.

6. Provide advice and assistance in preparing reports, summaries, disclosure and other documentation and assist in gather data and other information as may be reasonably required in connection with raising capital to fund Business opportunities in the Territory.

7. Perform such other consulting services as may be reasonably requested by Company or its Affiliates and are within the general scope of items listed above in this **Appendix A**.

APPENDIX B

TO CONSULTANT AGREEMENT FOR BUSINESS DEVELOPMENT IN THE REPUBLIC OF ALBANIA

FORM OF COMPLIANCE CERTIFICATE

APPENDIX C

TO CONSULTANT AGREEMENT FOR BUSINESS DEVELOPMENT IN A THE REPUBLIC OF ALBANIA

COMPENSATION – PRODUCTS AND SERVICES

COMPENSATION

A. Company shall pay Consultant compensation for Services as follows:

1. Company shall:

a. issue and deliver to Consultant 3,000,000 shares of Company's common stock, par value $0.01 per share (the "***First Consideration Shares***") (as adjusted for stock splits, reverse stock splits, stock dividends, stock reclassifications or stock reorganizations of Company's Common Stock effective after the date of this Agreement and prior to the issuance of the First Consideration Shares), upon the execution by Company of the First Qualifying Agreement (as defined below).

b. pay Consultant the sum of U.S.$1,000,000 (One Million USD Dollars) to the bank account designated by Consultant within five business days of satisfying all conditions set forth in the First Qualifying Agreement that vest rights to the First Concessions and the Amonica Field in Company under the First Qualifying Agreement.

c. As used herein, "***First Qualifying Agreement***" means one or more definitive binding, written agreements entered during the Term that provides or provide for all of the following:

(i) exploring, developing and producing petroleum onshore Albania in Block 4, Block 5 and Block Dumre (the "***First Concessions***"); and

(ii) acquiring the existing Amonica oil field ("***Amonica Field***"), which is currently operated by Albpetrol Sh.a ("***Albpetrol***") and currently produces nearly 400 tons (2,760 barrels) of oil per month from the field and has extractable reserves estimated to be 840,000 tons (5.8 million barrels) of oil; and

(iii) execution of definitive Production Sharing Agreements in the form mandated in the "Petroleum Law", No.7746, date 28.07.1993 and the document "Albanian Legislation and the Framework for Petroleum Exploration and Production" (collectively, the "***Albanian Petroleum Law***") related to the First Concessions and the Amonica Field.

2. Concurrent with the valid execution and delivery of the First Qualifying Agreement, Company's board of directors shall designate 5,000,000 shares of its authorized but unissued preferred shares as Series B Convertible Preferred Shares (the "***Series B Preferred Shares***") and, within five business days of such designation, Company will file a certificate of designations with the Secretary of State of the State of Nevada. The Series B Convertible shall have the following preferences, qualifications and rights:

(a) Series B Preferred Shares will be non-voting, except with respect to amendments of the certificate of designation that adversely affect the rights of the holders of the Series B Preferred Shares.

(b) The Series B Preferred Shares will have the following conversion terms:

i. Consultant may convert each Series B Preferred Shares into 4.4 shares of Company common stock ("***Conversion Shares***") (as adjusted for stock splits, reverse stock splits, stock dividends, stock reclassifications or stock reorganizations of Company's Common Stock effective after the date of this Agreement and prior to the issuance of the Series B Preferred Shares) by delivering written notice of conversion together with the stock certificate representing such number of Series B Preferred Shares to be converted (a "***Conversion Notice***") to the transfer agent of Company with copies to Company's Secretary.

ii. Series B Preferred Shares shall not be converted by the Consultant, in whole or in part, and Company shall not give effect to any such conversion of Series B Preferred Shares, if, after giving effect to such conversion, the Consultant, together with any Consultant Affiliate (including any person or company acting jointly or in concert with the Consultant), would in the aggregate beneficially own, or exercise control or direction over, that number of voting securities of Company which is 4.99% or greater of the total issued and outstanding voting securities of Company during the ninety day period ending on the date of conversion, immediately after giving effect to such exercise (the "***Beneficial Ownership Limitation***"); provided, however, that upon any holder of Series B Preferred Shares providing Company with sixty-one (61) days notice (the "***Waiver Notice***") that such holder would like to waive the Beneficial Ownership Limitation, the Beneficial Ownership Limitation will be of no force or effect with regard to all or a portion of the Series B Preferred Shares as referenced in the Waiver Notice. For the purposes of this paragraph, beneficial ownership shall be determined in accordance with Section 13(d) of the U.S. Exchange Act and the regulations issued thereunder.

iii. A Waiver Notice will not be required and the Beneficial Ownership Limitation shall automatically terminate three business

days prior to a Change of Control of Company. "***Change of Control***" means an acquisition by any third party (including any person or company acting jointly or in concert with such third party) of (i) 50% or more of total issued and outstanding voting securities of Company or (ii) all or substantially all of Company's assets.

iv. Within three business days of receiving a Conversion Notice, Company will cause its transfer agent to issue the common stock and deliver stock certificates representing the Conversion Shares to the Consultant.

v. Series B Preferred Shares shall contain customary anti-dilution provisions in the event of any stock split, stock dividend, capital reorganization or reclassification of the capital stock of Company.

(c) Company agrees not to designate, create, issue or otherwise authorize any other shares of preferred stock that would adversely affect the rights of the Series B Convertible Series B Preferred Shares.

3. Upon the valid execution and delivery of the Second Qualifying Agreement, Company will issue and deliver to Consultant 5,000,000 shares of Series B Convertible Preferred Shares. As used herein, "***Second Qualifying Agreement***" means one or more definitive binding, written agreements entered during the Term that provide or provides for both of the following:

(i) Company's privatization and acquisition of assets, rights, wells, concessions, rigs, storage facilities, equipment, licenses, permits, data and other assets of Albpetrol, and of properties, concessions, rights and permits for oil production (excluding the First Concessions and Amonica Field) as may be negotiated between Company and Albpetrol or between the Company and the Ministry of Economy, Trade and Energy of the Republic of Albania (the "***Second Qualifying Assets***"); and

(ii) execution of definitive Production Sharing Agreements in the form mandated in the Petroleum Law related to the Second Qualifying Assets.

4. Concurrent with the valid execution and delivery of the First Qualifying Agreement, Company, Consultant and an independent escrow agent mutually satisfactory to the Parties (the "***Escrow Agent***") shall enter into the Escrow Agreement and the Company will deposit into escrow with Escrow Agent irrevocable instructions to the transfer agent of the Company, containing a Treasury Order for the issuance of the Series B Preferred Shares issuable upon valid execution and delivery of the Second Qualifying Agreement and a Reservation Order, reserving for issuance the Conversion Shares issuable upon

conversion of the Series B Preferred Shares in connection with a valid delivery of a Conversion Notice.

5. If Company does not enter into either the First Qualifying Agreement or the Second Qualifying Agreement, then Company shall not be liable to Consultant for the compensation corresponding to such agreement.

B. Company will not be required to reimburse Consultant for expenses in connection with the Services, including entertainment or travel expenses. Consultant shall strictly observe the applicable prohibitions relating to the entertainment of government officials and employees and the prohibitions against giving anything of value to such officials and employees.

C. All payments to Consultants will be made in United States Dollars (USD) and will be made by check or wire transfer to an account in the name of Consultant or to a person designated in writing by Consultant in the country where most of the services are performed or in the country where Consultant normally conducts business.

D. Consultant shall defend, indemnify and hold Company harmless from and against any claims, liabilities or damages for any commission, finder's fee or other compensation claimed by any third party, with respect to any such Services and Consultant warrants that as of the date of this Agreement, Consultant has no understandings or agreements for such with any third party. The foregoing shall not apply to payments to any third party with whom Company has directly entered into an agreement on Consultant's advice.

E. Prior to any payment of cash or issuance of Securities hereunder, Consultant shall send to the Agreement Monitor a certificate in connection with any payment due for the First Qualifying Agreement or the Second Qualifying Agreement, as applicable, which shall contain the following statement, signed by Consultant:

> "The undersigned hereby certifies that it has complied in all material respects with all applicable laws, regulations and administrative requirements in connection with the Services performed for Sky Petroleum, Inc.; that the amount invoiced is true and correct; that such amount has not already been paid and is not included in current unpaid invoices; and that the amount shown is reasonable and necessary in furtherance of Services under this Agreement."

Consultant shall attach to its invoice all receipts to support travel and other expenses if such expenses are allowed herein.

F. Consultant shall pay any taxes from any jurisdiction on payments made under this Agreement. Therefore, Company shall not be obligated to withhold any taxes, except as required by law.

G. The foregoing provides the entire compensation in the performance of Services under this Agreement, and is in full discharge of any and all liabilities in contract or otherwise with respect to all Services rendered by Consultant.

H. If there is any inconsistency between this **Appendix C** and the terms of the Agreement to which it is attached, the terms of this **Appendix C** shall prevail.

APPENDIX D

TO CONSULTANT AGREEMENT FOR BUSINESS DEVELOPMENT IN THE REPUBLIC OF ALBANIA